FOR IMMEDIATE RELEASE

AT THE COMPANY:

Ed Rodriguez
President
973-233-1233

Headliners Entertainment Group Replaces Management Of Seven Clubs

         Montclair, NJ - May 17, 2005 - Headliners Entertainment Group, Inc. (OTC Bulletin Board: HLEG) reported today that a Grand Jury in the City of Denver has presented an indictment of Jon B. Field and Paul M. Butler. Mr. Field and Mr. Butler manage JHF Properties, LLC. In March 2005 Headliners contracted with JHF Properties to manage five of its subsidiaries and one affiliated property.

	Neither Headliners Entertainment Group nor any of its affiliates had any involvement whatsoever in the development project in Denver that is the subject of the indictment against Messrs. Field and Butler. The indictment states that Jon B. Field owned an entity named "Headliners" that was involved in the Denver project; but that entity is not affiliated or associated in any way with Headliners Entertainment Group, Inc.

	Ed Rodriguez, President of Headliners Entertainment Group, commented: "We are truly dismayed to hear of this indictment. We have had a good relationship with Jon and Paul, and we hope they will be able to resolve their legal problems. At the same time, we need to prevent any adverse effect on our business from the indictment. For this reason, we have notified Jon Field and Paul Butler that we intend to terminate our management agreement with JHF Properties. We are taking immediate action to implement a replacement for the management services we had
obtained from JHF Properties.   Therefore we do not anticipate that the
indictment will result in any long-term adverse effects on Headliners Entertainment Group."

About Headliners Entertainment Group Inc.

Headliners owns and operates Rascals Comedy Club, one of the premier comedy clubs in the United States, drawing upon its respected national recognition and rich history of providing the highest quality comedic entertainment in the industry. Currently, the company prides itself on its ability to employ successful entertainers at its growing chain of venues, both in its stand-alone and hotel-based operations. The company also owns six dance clubs to add to its revenue.

The information in this press release includes certain "forward-looking" statements within the meaning of the Safe Harbor provisions of Federal Securities Laws. Investors are cautioned that such statements are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will provide to be correct. Factors that could cause results to differ include, but are not limited to successful performances of internal plans, the impact of competitors, and general economic risks and uncertainties.

                SOURCE: Headliners Entertainment Group, LLC
                    Headliners Entertainment Group, Inc.

                              Ed Rodriguez
                              973-233-1233
                             www.rascals.net

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